Independent Auditors' Consent



The Board of Directors
Carver Bancorp, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-8 of Carver Bancorp, Inc, of our report dated May 24, 2001 relating to the consolidated statements of financial condition of Carver Bancorp, Inc. and subsidiaries as of March 31, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the two-year period ended March 31, 2001, which report appears in the March 31, 2001 Annual Report on Form 10-K of Carver Bancorp, Inc.



                                        /s/ KPMG LLP

New York, New York
June 29, 2001